EXHIBIT 21

Subsidiaries of the Registrant

The following is a list of all of the subsidiaries of CoBiz Financial Inc. and the names, other than their proper corporate names, under which they do business:

CoBiz Bank, a Colorado state-chartered bank owned 100% by CoBiz Financial Inc., doing business as Colorado Business Bank and Arizona Business Bank.

Western Real Estate Investors, Inc., a Colorado Corporation owned 100% by CoBiz Bank.

Financial Designs Ltd., a Colorado corporation owned 100% by CoBiz Financial Inc.

CoBiz Insurance, Inc., a Colorado corporation owned 100% by CoBiz Financial Inc.

CoBiz GMB, Inc., a Colorado corporation owned 100% by CoBiz Financial Inc. and the sole general partner of Green Manning & Bunch, Ltd., a Colorado limited partnership.

CoBiz IM, Inc., a Colorado corporation owned 100% by CoBiz Financial Inc. and the sole member of CoBiz Investment Management, LLC, a Colorado limited liability company.

RMA Holdings, Inc., a Colorado corporation owned 100% by CoBiz Financial, Inc.